EXHIBIT 10.1

February 26, 2020

Matthew Pine
[ADDRESS ON FILE WITH THE COMPANY]

Dear Matthew:

We are pleased to present you with this offer of employment with Xylem Inc. for the position of Senior Vice President & President, Applied Water Systems and Americas Commercial Team reporting directly to Patrick Decker, Xylem’s President and Chief Executive Officer. We are anticipating your start date to be around March 17, 2020, but no later than March 30, 2020. You can operate remotely from your home office for the first twelve months from your joining, within which time we expect to finalize an appropriate Xylem business location for you to relocate to, for which relocation support will be provided, as per Xylem company policy. This offer also confirms that the background check and drug screen has been completed successfully.

•Base Salary: You will be compensated on a bi-weekly basis in the amount of $19,230.77 which is equivalent to $500,000 annually. Annual merit increases are normally scheduled for March of each year and are at the discretion of management. You will be able to participate in the merit increase program beginning in 2021. This position is considered Exempt and not entitled to overtime compensation as provided by Federal Law.

•Incentive Plan: You will be eligible for participation in the Annual Incentive Plan (AIP) beginning with performance year 2020 according to the approved parameters of the plan and provided targets are met. Your bonus target is 75% of base salary. For 2020, you will be eligible for the full year annual incentive, approved bonus awards are typically paid in March for performance from the previous calendar year.

•Annual Long-Term Incentive Plan: You will be eligible to participate in the Xylem Long-Term Incentive Plan (LTIP) and will have an annual target award of $1,100,000 to be provided as 50% Performance Share Units (PSUs), 25% Restricted Stock Units (RSUs) and 25% Stock Options. RSUs and Stock Options vest one-third after each year and the PSUs vest 100% after three years and payable based on the Company's performance. Subsequent annual grants may vary due to management discretion with regard to individual performance and market competitiveness and are subject to approval by the Leadership Development and Compensation Committee (LDCC) of Xylem's Board of Directors.

Your first annual LTIP award will be made effective on/about May 7, 2020 (the first day of the next open window after the trading restriction period after your hire date). The vesting terms, performance targets and grant agreement will be consistent as other senior executives' most recent annual LTIP award expected to be granted on February 27, 2020.

•Special Sign-on LTI Grants: You will be eligible to receive a one-time special sign-on LTIP grant of $5,000,000 which will be awarded as $3,000,000 in Restricted Stock Units and $2,000,000 Stock Options with both vesting one-third after each year over three years. The special sign-on LTIP grant will be issued at the same time as the Annual LTIP above.

•Relocation: You and your family will have the support to relocate per the terms of the US Domestic Relocation Policy (details attached) once an appropriate business location is determined (anticipated to be determined within 12 months from date of hire). This offer of relocation assistance is contingent upon your relocation being completed no later than December 31, 2021.

•Benefit Plans: A complete benefits package will be made available to you and your eligible dependents, which includes immediate enrollment in medical plans and subject to any enrollment waiting periods as defined by certain life insurance coverage plans. You will also be required to bring in the original birth certificate(s) for your dependent children (if applicable) and your marriage certificate (if applicable) if you wish to cover your dependents under any Xylem sponsored benefit program (i.e., health insurance). A benefits summary is attached for your reference. You will be scheduled for a comprehensive benefit orientation during your first week of employment.

•Paid Time Off (PTO): Xylem provides Paid Time off (PTO) to benefits-eligible employees to enable time off from work for rest and relaxation and to balance their lives. Paid Time Off provides a single bank of hours employees can use for sick, vacation and/or other personal reasons. You will accrue paid time off at the bi-weekly accrual rate of 6.16 hours per pay period (equivalent to 20 days annually) beginning on your date of hire and is based on total eligible hours worked and/or utilized during each pay period. Below is the PTO accrual schedule for completed years of service.

Completed Years of Service	Bi-Weekly Accrual Rate (Full-Time)	Equivalent Days Annually (Full-Time)	Hourly Accrual Rates
Exec. New Hire	6.16 hours	20 days (160 hours)	0.077
7	7.08 hours	23 days (184 hours)	0.089
15	7.70 hours	25 days (200 hours)	0.097
25	9.24 hours	30 days (240 hours)	0.116

•Holidays: Xylem recognizes twelve paid holidays per calendar year for eligible employees. Some of these are floating holidays, which may be assigned and are pro-rated based upon date of hire.

As with all new hires, our offer is contingent on the verification of credentials and other information, including the completion of a criminal history check and, if applicable a credit history check. Your employment is also dependent upon a satisfactory pre-employment drug screening. We can confirm as of the date of this letter, you have successfully passed these pre-employment verifications and screenings. Please note, we will require presentation of documentation verifying your identity and legal ability to work in the United States (I-9). The information must be provided within three (3) days of your hire date.

Additionally, your employment is contingent on your not having entered into a signed agreement with a previous employer that contains a non-competition clause that might affect your ability to accept employment with Xylem. If you have entered into such an agreement, please forward a copy of it to me so we can do a legal review from our side. Your employment and compensation with Xylem are “at will” in that they can be terminated with or without cause, and with or without notice, at any time, at the option of either the Company or yourself. This offer does not constitute a contract of employment or an agreement for a definite or specified period of employment.

At Xylem, our corporate compass is our Code of Conduct. We are committed to conducting business according to the highest ethical standards, treating all employees with respect, creating fair workplaces, and ensuring that our co-workers help us strengthen and protect our reputation as a great employer, business partner and community member. Our Code of Conduct sets the rules that outline the appropriate business conduct and expected behaviors of all our employees. Each employee will take a required training within three (3) days of their hire date.

Enclosed with this offer is our Business Proprietary Information Agreement, please review this document carefully, and sign and return a copy along with your acceptance of our offer.

Matthew, we are confident you will contribute a great deal to our organization and look forward to having you join the team. Please acknowledge your acceptance of our offer as per terms above, by signing a copy of this letter and sending a scanned copy back to me at Kairus.Tarapore@xyleminc.com no later than March 1, 2020.

Sincerely,

/s/ Kairus Tarapore
Kairus Tarapore
SVP & Chief Human Resources Officer

The above offer is accepted subject to the foregoing conditions.

/s/ Matthew Pine	February 27, 2020
Matthew Pine	Date

Cc: Patrick Decker

Enclosures
•Business Proprietary Information Agreement
•Xylem 2020 Employee Benefits Summary
•Xylem Retirement Savings Plan and Supplemental Retirement Savings Plan Quick Reference
•Xylem U.S. Relocation Policy Overview
•Xylem Stock Ownership Guidelines
•Xylem Senior Executive Severance Pay Plan
•Xylem Special Senior Executive Severance Pay Plan
•Xylem 2019 Executive Compensation brochure
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